Exhibit 99.1
Graphic Packaging Announces Senior Notes Offering
MARIETTA, Ga., Sept 15, 2010 /PRNewswire via COMTEX/ — Graphic Packaging International, Inc. (“Graphic Packaging”), a wholly-owned subsidiary of Graphic Packaging Holding Company (NYSE: GPK), announced today that, in connection with its cash tender offer for up to $250.0 million aggregate principal amount of its 9.50% senior subordinated notes due August 2013 (“2013 notes”), it intends to offer, subject to market conditions, $250.0 million aggregate principal amount of Senior Notes due 2018 in an underwritten, registered public offering.
The Senior Notes will be guaranteed by Graphic Packaging Holding Company and Graphic Packaging Corporation as well as by certain of Graphic Packaging’s domestic subsidiaries who have guaranteed its obligations under its senior credit facilities and existing notes.
The net proceeds from the offering, together with cash on hand, will be used solely to refinance, through a tender offer, $250.0 million aggregate principal amount of the 2013 notes. To the extent that there are net proceeds remaining after purchasing any 2013 notes tendered, or if the tender offer is not consummated, Graphic Packaging intends to use the net proceeds from the offering to redeem 2013 notes pursuant to the terms of the indenture governing the 2013 notes.
The offering and sale of the Senior Notes is being made pursuant to a shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (“SEC”) and that has previously been declared effective.
BofA Merrill Lynch, J.P. Morgan Securities LLC, Goldman, Sachs & Co. and Deutsche Bank Securities Inc. are acting as joint book-running managers for the offering of the Senior Notes.
The Senior Notes offering may be made only by means of a preliminary prospectus supplement and the accompanying prospectus. When available, a copy of the preliminary prospectus supplement and accompanying prospectus related to the Senior Notes offering may be obtained from any of the following:
•	BofA Merrill Lynch, Attention: Syndicate Department, 4 World Financial Center, Mail Code: NY3-004-07-09, 250 Vesey Street, 7th Floor, New York, NY 10080, telephone: 800-294-1322, e-mail: dg.Prospectus_Distribution@baml.com.

•	J.P. Morgan Securities LLC, Attention: Syndicate Desk, 383 Madison Avenue, New York, NY 10179, telephone: 800-245-8812, email: prospectus@jpmchase.com

•	Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, facsimile: 212-902-9316 or by email: prospectus-ny@ny.email.gs.com

•	Deutsche Bank Securities Inc., Attention: Prospectus Department, 60 Wall Street, New York, NY 10005, telephone: 1- 800-503-4611, email: prospectus.cpdg@db.com
Graphic Packaging has filed a registration statement (including a prospectus and, with regard to the Senior Notes offering, a preliminary prospectus supplement dated September 15, 2010) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Graphic Packaging has filed with the Securities and Exchange Commission for more complete information about Graphic Packaging and the Senior Notes offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Graphic Packaging, any underwriter or any dealer participating in the Senior Notes offering will arrange to send you the relevant prospectus, when available, if you request it by calling Graphic Packaging’s Investor Relations department at (770) 644-3000.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the Senior Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
About Graphic Packaging International, Inc.
Graphic Packaging International, Inc., a subsidiary of Graphic Packaging Holding Company (NYSE: GPK), headquartered in Marietta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The company is one of the largest producers of folding cartons and holds a leading market position in coated-recycled boxboard and specialty bag packaging. The company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the company’s web site at http://www.graphicpkg.com.
Forward Looking Statements
Any statements of the company’s expectations in this press release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, statements regarding the tender offer and the senior notes offering, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the company’s present expectations. These risks and uncertainties include, but are not limited to, the company’s substantial amount of debt, inflation of and volatility in raw material and energy costs, volatility in the credit and securities markets, cutbacks in consumer spending that could affect demand for the company’s products or actions taken by our customers in response to the difficult economic environment, continuing pressure for lower cost products, the company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, currency movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including the continued availability of the company’s net operating loss offset to taxable income, and those that impact the company’s ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the company’s periodic filings with the SEC.
SOURCE Graphic Packaging Holding Company